Exhibit 5.3

CONSENT OF WORLEY CANADA SERVICES LTD.

The undersigned hereby consents to the use of the undersigned’s name and information derived from the Technical Report titled “Preliminary Economic Assessment of LANXESS Smackover Project” dated August 1, 2019, which is included in, or incorporated by reference into, the registration statement on Form F-10 of Standard Lithium Ltd. being filed with the United States Securities and Exchange Commission.

/s/ Reza Eshani
Reza Eshani, P.Eng. North America East MMM Portfolio Manager Worley Canada Services Ltd.

Date: September 10, 2021